Exhibit 10.2

GLOBAL   SERVICE   AGREEMENT

This global service agreement ( the “Agreement”) is entered into by and between Nukkleus Limited, a private limited Bermuda company (“Nukk”) and FXDD Trading Limited, a private limited Bermuda company (“FXDD”) (sometimes hereinafter, Nukk and FXDD may collectively be referred to as the Parties or individually as a Party) this 24th day of May, 2016. The purpose of the Agreement is to set forth the rights and obligations of the Parties in a Global Service Agreement whereby FXDD shall on-board clients for trading accounts (the “Account”) and Nukk shall provide specific support (the “Support”) to FXDD, including but not limited to technical support, software solutions, customer support, and new accounts support as part of FXDD’s brokerage business. Now therefore, for good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, the Parties agree as further set forth below.

GENERAL PROVISIONS:

1.
Nukk represents that it is fully authorized to undertake and to provide the Support identified in the Agreement and further it certifies that it has the capacity, ability and operational staff necessary to perform and deliver the Support.

2.
Nukk represents that it shall undertake all Support in a professional businesslike manner with all due care, skill and diligence as is customary in the financial Support industry and is required under applicable rules and regulations including, but not limited to, the USA Patriot Act and the Bank Secrecy Act.

3.
Nukk represents that it will take reasonable and prudent steps necessary to protect the confidentiality and privacy of all customers and business information it shall become privy to during the term of the Agreement and for a period of five (5) years after the termination of the Agreement. Provided, however, either Party may release such information as it is required to under order of a court of competent jurisdiction or other governmental or private regulatory agency, including any auditors of the parties concerned.

4.
Nukk represents that it shall at all times diligently supervise the activities of its employees and/or agents who are providing the Support to insure that employees and/or agents are providing the Support in a professional and businesslike manner and in compliance with all applicable regulations.

5.	Nukk represents that it shall at all times take such steps as are reasonably necessary so as not to expose FXDD to undue additional operational risks in its delivery of the Support.

6.	Nukk represents that the Support will not be undertaken in any manner so as to impair the quality of internal controls reasonably required by FXDD for the conduct of and monitoring of its business.

7.
Nukk represents that it shall maintain the integrity of all transactions, books and records related to the activities undertaken by Nukk on behalf of FXDD and that such books and records related to all such transactions shall be open for inspection and be accessible electronically by FXDD and any agents or auditors it may, in its sole discretion, authorize.

8.	Nukk represents that it has in place a disaster recovery plan and a business continuity plan that will permit it to continue to deliver Support with minimal interruption in the event of disruption.

9.
Nukk represents that it will fully cooperate with FXDD to create for and provide to FXDD such tools and access to such Nukk systems as may be necessary for FXDD to monitor, supervise and manage the effectiveness and inherent risks of the Support provided by Nukk.

10.
Nukk represents that it shall provide experienced personnel at all times to assist FXDD to remedy any aspect of any of the Support provided which FXDD believes are not being delivered in a manner consistent with the requirements of the Agreement. However, FXDD retains the necessary expertise to supervise the outsourced functions effectively, and to manage the risks associated with the outsourcing. FXDD will supervise these functions and manage these risks.

11.
Nukk represents that it shall promptly notify FXDD at the address and in the manner set forth below in the event that it cannot deliver any aspect of the Support or in the event of any material change in the management operations or ownership of Nukk.

12.
The Parties agree that FXDD may terminate the Agreement in whole or in part at any time. Nukk may terminate this Agreement provided it supplies written notice of at least 90 days prior to the termination date, and, further, that Nukk shall fully cooperate with FXDD in the transfer of any or all of the Support provided to a third party outsource provider designated by FXDD or to FXDD directly. In any event, Nukk shall take all commercially reasonable actions to ensure that the termination of the services do not create a detriment to the continuity and quality of FXDD’s provision of services to its clients.

13.	No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both Parties.

14.	No waiver or any provision hereof or any right or remedy hereunder shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

15.	No delay in exercising, or course of dealing with respect to, or no partial of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

16.
Neither Party may assign this Agreement to a third Party without prior express written consent of the other Party, which consent shall not be unreasonably delayed or withheld; provided however, either Party may assign this Agreement to (i) an affiliate of such Party, or (ii) any acquirer of all or of substantially all of such Party’s equity securities, assets or business related to the subject matter of this Agreement. Provided, however, that such assignment shall not create a situation where either Party will be in violation of any applicable rule or regulation to which it is subject.

17.
Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Agreement, or the application of such provision to persons or circumstances other than those which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

18.	Each party shall be responsible for compliance with all applicable laws, rules, and regulations, if any, related to the performance of its obligations under the Agreement.

19.	Both Parties agree that either Party may publish announcements regarding the existence of its relationships with the other Party.

20.
The relationship of the Parties shall be solely that of independent contractors, and nothing in the Agreement, or in the business or dealings between the Parties, shall be construed to make them joint venturers or partners with each other. Neither Party shall do anything to suggest to third Parties that the relationship between the Parties is anything other than that of independent contractors.

21.
Except as provided elsewhere herein, both Parties must send all notices relating to the Agreement in writing via overnight mail (or international express mail by an internationally recognized courier) or first class mail, postage prepaid, to the Parties at the address listed in the signature block below. Notices shall be effective the earlier of the notified Party’s actual receipt (or refusal to accept receipt, if applicable), or five (5) days after the date of mailing.

22.
This Agreement shall be governed by the laws of the State of New York without respect to its conflicts of law provisions and Parties hereby consent to exclusive jurisdiction and venue in the state and federal courts in the city of New York. Each party waives the personal service of any process upon them and agrees that service may be made by overnight mail (using commercially recognized service) or by U.S. mail with delivery receipt to the address stated in this Agreement.

23.	This Agreement, and its exhibits if any, may be entered into by each Party in separate counterparts and shall constitute one fully executed agreement upon execution both Parties.

24.
Neither Party shall be liable by reason of any failure or delay in the performance of its obligations hereunder for any cause beyond the reasonable control of such Party, including but not limited to electrical outages, failure of Internet service providers, default due to Internet disruption (including without limitation denial of service attacks), riots, insurrection, war (or similar), fires, flood, earthquakes, explosions, and other acts of nature.

25.	All outstanding obligations, right and duties set forth in paragraph 3 will survive the termination or expiration of this Agreement.

26.
This Agreement, including all Exhibits hereunder, contains the entire understanding and agreement of the Parties, incorporating herein all previous negotiations and agreements, superseding all prior or contemporaneous proposals, communications and understandings, whether written and oral.

27.
The Parties mutually agree to fully indemnify, protect and hold harmless the other from and against all liabilities, losses, costs, expenses and damages, whether direct or indirect, including without limitation reasonable attorney’s and accountant’s fees, court costs and reasonable out-of-pocket expenses arising out of or connected with any misrepresentation, breach of or failure to perform any covenant, agreement or obligation set forth in this Agreement or any document delivered hereunder, except in any case involving fraud, negligence or willful default of any party concerned.

28.
FXDD shall compensate Nukk in accordance with Schedule A attached hereto ( the “Rates”). The Rates are subject to change with reasonable notice depending upon the type of business and Support required at that particular time, but, in no event shall the total charge be less than two million dollars (USD$2,000,000) per month for the first three years, unless otherwise agreed to in writing. The compensation shall be paid to Nukk, in arrears daily, with final adjustment no later than the 25th of each consecutive month.

SUPPORT TO BE PROVIDED:

29.
OPERATIONAL REPORTING AND TECHNICAL SUPPORT INFRASTRUCTURE: Nukk will create and maintain a comprehensive technological and software solution for FXDD sufficient to provide introducing brokerage services and full reporting functionality, on line and voice support and tools consistent with requirements for outsourced technical Support. Nukk will provide trained Information Technology personnel to assist in supporting FXDD’s technological needs. This includes any applicable or necessary technological updates to software or hardware and any maintenance needs.

30.	MARKETING. Nukk will provide website hosting and marketing solutions to assist in the branding and advertising of FXDD products and services.

31.
ACCOUNTING MAINTENANCE. Nukk will provide trained personnel to maintain, update and review FXDD’s accounting books and records, including certain software and technology and relevant software updates. This staff, its duties and performance will be reviewed and approved by the relevant FXDD managers or officers in charge of the respective areas. No services or actions will be taken without the knowledge and agreement of the relevant FXDD personnel in charge.

32.
RISK MONITORING. Nukk will provide trained personnel to assess and monitor risk as well as qualified and trained personnel to review FXDD’s risk, including any necessary risk management software and technology. This staff, its duties and performance will be reviewed and approved by the relevant FXDD managers or officers in charge of the respective areas. No services or actions will be taken without the knowledge and agreement of the relevant FXDD personnel in charge.

33.
NEW ACCOUNT PROCCESSING: Nukk will provide trained personnel to process FXDD client applications on a 24 hour basis and to provide such support in English, Spanish, Italian, Chinese, Japanese, Turkish, Arabic, Russian, and French. Additional languages may be added as necessary. Consistent with policies as referenced above and Nukk’s internal privacy and confidentially policy procedures, Nukk will protect the confidentiality of all customer information it acquires during and after the account with same concern as it takes in guarding the privacy and confidentiality of its own client information. Further, Nukk agrees that as part of its new accounts processing that it will notify FXDD of any suspicious activity and that it will provide FXDD all data relative to such suspicious activity in line with the requirements of global specifically FIAU anti-money laundering regulations.

34.
CUSTOMER CARE AND CONTINUED SUPPORT: Nukk will provide trained personnel to provide FXDD’s clients necessary customer support on a 24 hour basis. Such support shall include, but not be limited to, assisting clients with issues related to use of trading front ends, assisting in resolving trading issues such as liquidations and fills, order management policy and procedures, margins, integration of algorithmic plug ins, charting issues and customer questions of a general nature related to their accounts and the trading platforms. To the extent that FXDD may require additional staff to assist in its operations, Nukk shall endeavor to provide trained personnel competent and adept in the department necessary to address FXDD’s needs.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above written.

Nukkleus Limited	FXDD Trading Limited

By: /s/Emil Assentato	By:/s/Anne Marie Caiat

Name and title:	Name and title:
Emil Assentato, CEO	Anne Marie Caiat, Secretary

[Signature Page of GSA Nukk FXDD Trading]

SCHEDULE A: Rates Schedule

In accordance with the terms and conditions of the Agreement, the Rates are to adhere to the following rate schedule, with a minimum monthly total rate as previously agreed in the Agreement.

1.	Risk Monitoring Service Fee: 2% of customer assets per annum;

2.	Twenty percent (20%) of revenue per month, including all STP and B book revenue;

3.	Sales force costs of USD$300,000 per month;

4.
Accounting, sales support, customer support, software support, risk management, networking infrastructure, data center and any other identified functions necessary to properly and adequately service FXDD required support in accordance with terms and conditions of the support to be provided shall be billed at a rate of $650,000 per month.